EXHIBIT 10.2

Agreement

This Agreement (the “Agreement”) is effective January 1st, 2013 (the “Effective Date”), by and between: Natalia Wlodarski, (“Wlodarski”), and Delaine Corp., a Nevada corporation, with its principal place of business located at 393 Crescent Ave, Wyckoff, NJ 07481 (the "Company") ( Wlodarski and the Company each a “Party” and collectively the “Parties”).

RECITALS:

WHEREAS: The Company is a development stage company in the business of selling used auto parts, and Wlodarski has been of service to the Company in regards to business structuring and fund raising; and

WHEREAS: The Company has used services provided by Wlodarski with respect to structuring its business and related transactions, and the Company desires to compensate Wlodarski for her efforts with newly issued shares of the Company’s common stock, and Wlodarski desires to receive such shares of the company’s common stock in lieu of cash consideration.

NOW THEREFORE: in consideration of the mutual rights and obligations set forth herein, the Parties agree as follows:

1.	Consideration.

1.1
In consideration of her services provided to the Company, Wlodarski shall receive three million (3,000,000) shares of the Company’s common stock (the “Stock Compensation”) which have not been registered for sale under the Securities Act of 1933 and are “restricted securities” as defined by U.S. Securities and Exchange Commission Rule 144.

1.2
The Stock Compensation shall be issued directly to Wlodarski immediately upon execution of this Agreement. The shares comprising the Stock Compensation shall be fully paid, non-assessable shares of the company and may be transferred by Wlodarski as allowed by law.

1.3
The Company warrants that it shall allow the removal of restrictive legends from the stock comprising the Stock Compensation, provided the holder of such stock presents an opinion of counsel, reasonably acceptable to the Company’s counsel, in support of removal of the restrictive legends.

1.4
The Parties agree that the Stock Compensation is issued in lieu of a cash payment which is the value of the services provided to the Company by Wlodarski. The Parties acknowledge that there is no public market for the company’s common stock and the value of the stock is difficult to determine. Neither Party shall make any claim that there is any lack of consideration for the Stock Compensation, notwithstanding the quoted trading price of the Company’s common stock.

2.	Costs / Fees.

2.1	All fees and expenses of each respective Party in fulfilling the terms of this agreement shall be the sole responsibility of the Party incurring such fees and expenses.

3.	Confidentiality.

3.1
Each Party agrees, during the term of this Agreement and for a period of 3 years thereafter, not to use any confidential information it may learn about the other Party for any purpose other than for the purposes contemplated by this agreement. No confidential information delivered by either Party to the other pursuant to this Agreement shall be disclosed to any third party unless and until such third party shall have first executed and delivered a written confidentiality agreement (or is otherwise legally bound by reasonably comparable confidentiality obligations existing under contract or pursuant to the terms of such third party’s work with any Party to this Agreement) by which such person agrees to hold in confidence such confidential information, which obligation shall continue indefinitely, except as required by federal and/or state securities laws.

3.2
The term “confidential information” includes all information or material disclosed by one Party, its related companies, affiliates, clients, and business partners (collectively the “Disclosing Party”) to the other Party, its related companies, affiliates, clients, business partners or customers (collectively the “Receiving Party”) and is not generally known to and is not readily ascertainable by proper means to the general public. Specifically, “confidential information” includes, but is not limited to, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Disclosing Party, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Disclosing Party, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Disclosing Party, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Disclosing Party’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Disclosing Party, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulas, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Disclosing Party and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Disclosing Party, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Disclosing Party or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Disclosing Party; or (ix) any other confidential information disclosed to the Receiving Party by, or which the Receiving Party is obligated under a duty of confidence from, the Disclosing Party, its affiliates, and/or its clients, business partners or consultants.

4.
Confidentiality and Prohibition on Insider Trading: Wlodarski acknowledges that Wlodarski has and may be receiving material, non-public information regarding the Company in the course of performing its services. Wlodarski also acknowledges that engaging in market transactions in the Company’s common stock while in possession of such information or revealing such material non-public information to any other person engaging in market transactions in the Company’s common stock would be a violation of the U.S. securities laws possibly subjecting Wlodarski and the Company to civil and criminal sanctions. Wlodarski agrees that she shall not engage in market transactions in the Company’s common stock while in possession of material, non-public information.

5.	Non Circumvention. 5.1 Neither Party, nor their affiliates, consultants or other related parties, shall attempt to circumvent the other Party.

6.
Notices.

10.1 Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses:

(i) Wlodarski:

Natalia Wlodarski
3543 S. Ocean Blvd. #107
Palm Beach, FL 33480

(ii) if to the Company:
Delaine Corp.
393 Crescent Ave
Wyckoff, NJ 07481

8.
Governing Law.

8.1 This Agreement shall be construed in accordance with the laws of the State of New Jersey. Any action to enforce the terms and conditions of this Agreement shall be brought in the New Jersey State courts in and for the City of Wyckoff, New Jersey.

9.
Mandatory Binding Arbitration.

9.1 Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, shall be settled by binding arbitration in the State of New Jersey, county of Bergen, in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the Parties and may be entered in any court having appropriate jurisdiction. Each Party hereby surrenders any right it may have to trial by jury. The Parties shall equally bear the cost of Arbitration, unless, in the sole discretion of the Arbitrator(s), the cost shall be borne unequally.

10.
Miscellaneous.

10.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or any enforceable part of a provision of this Agreement.

10.2 Captions and Headings. The captions and headings in this Agreement are for reference purposes only.

10.3 Waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of any such provision or of any other provision in this Agreement.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic version of this Agreement shall serve as an original.

10.5. Complete Agreement. This Agreement contains the complete agreement concerning the subject matter set forth herein, and supersedes all other agreements between the Parties. The Parties stipulate that neither Party has made any representations with respect to the subject matter of this Agreement or any representation, including the execution and delivery hereof, except such representations as are specifically set forth herein, and each of the Parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement.

WITNESS WHEREOF, each of the Parties has executed this Agreement, as of the day and year first written above.

DELAINE CORPORATION.

By:
Name:	Mariusz Girt
Title:	President

Natalia Wlodarski